	DynaResource, Inc.			Exhibit 21.1

List of Subsidiaries

SUBSIDIARY	JURISDICTION OF FORMATION

DynaResource de México, S.A. de C.V.	Mazatlan, Sinaloa, México

Ownership:

DynaMéxico Shareholder	Fixed Capital	Variable Capital	Total Capital Shares	Total Ownership
	Series “A” Shares	Series “B” Shares	(Series A and B)	Percentage
DynaResource, Inc.	99	300	399	99.75%
DynaMexico US Holding, LLC	1	-	1	0.25%
Total Capital Issued	100	300	400	100%

DynaMexico US Holding, LLC	Delaware

Ownership:
DynaResource, Inc. 100%

Mineras de DynaResource, S.A. de C.V.	Mazatlan, Sinaloa, México

Ownership:
DynaResource, Inc. 100%

DynaResource Operaciones de San Jose de Gracia, S.A. de C.V.	Mazatlan, Sinaloa, México

Ownership:
DynaResource, Inc. 100%

Minera de Alica, S.A. de C.V.	Mazatlan, Sinaloa, México

Ownership:
DynaResource, Inc. 100%